Exhibit 1.1 English translation of Central Puerto’s Bylaws

English translation of Central Puerto’s Bylaws

SECTION I: NAME, LEGAL SYSTEM, DOMICILE AND DURATION

ARTICLE 1: The corporation is incorporated under the name “CENTRAL PUERTO SOCIEDAD ANÓNIMA”, in accordance with the provisions of National Law No. 19550 (as amended).

ARTICLE 2: The legal domicile of the Company is located within the jurisdiction of the City of Buenos Aires, at the address to be specified by the Board of Directors for such purpose.

ARTICLE 3: The term of duration of the Company shall be NINETY-NINE (99) years, to be counted as from the date of filing of these Bylaws with the Public Registry of Commerce. Such term may be curtailed or extended by resolution at the Extraordinary Shareholders’ Meeting.

SECTION II: CORPORATE PURPOSE.

ARTICLE 4: Subject to the applicable legal and regulatory framework, the purpose of the Company shall be to engage –on its own behalf, through third parties or in association with third parties– in the performance of the following activities in the Argentine Republic or abroad: a) production, transformation, transportation, distribution and commercialization of electrical energy in all its forms, including but not limited to thermoelectric power using non-renewable fuels (such as coal, oil derivatives, natural gas, uranium) and renewable fuels or generated from waste susceptible of being converted into energy, hydroelectric power (including mini and micro power plants), thermonuclear, wind, geothermal and ocean energy (tidal and wave energy, power from tidal streams, ocean-thermal and osmotic energy), solar (photovoltaic and thermal energy) and bioenergy (vegetal and animal biomass); b) production, storage and use of hydrogen technologies considering all energetic potentials thereof; c) prospection, exploration, exploitation, processing, purification, transformation, refining, industrialization, storage, commercialization, transportation, distribution, import and export of liquid hydrocarbons (such as oil) and/or gaseous (such as natural gas), mineral (such as mineral coal, among others) and metal (such as uranium and lithium, among others), and their direct or indirect derivatives; d) production and exploitation of raw materials for the production of biofuels (biodiesel and bioethanol), including the manufacture, storage, commercialization, distribution and transportation thereof; e) processing, storage, commercialization, distribution and transportation and/or use of the following: (i) agricultural and solid urban waste as renewable energy sources, and (ii) ordinary and special waste (solid, semi-solid and liquid) as energy sources; f) extraction, storage, commercialization, distribution, transportation and/or use of biogas as renewable energy source; g) processing of raw material from fossil fuels (natural gas, raw gasoline) to obtain basic petrochemical products (synthesis gas, benzene, toluene, etc.), intermediate (ammonia, ethanol, methanol, ethylbenzene, etc.) and final products (fertilizers, resins, polyurethanes, detergents, PET, etc.); and h) research on and development of energy-related technologies. Regarding the activities mentioned in clauses a), b), c), d), e), f), g), and h) above, within the limits of the corporate purpose, the Company shall have full legal capacity to (i) acquire rights, undertake obligations and carry out acts of any type not prohibited by law or by these Bylaws, and any other rule that may be applicable; (ii) create, organize, associate with or participate in entities of any type, either organized and/or to be organized in the Argentina Republic or abroad, by any means, including but not limited to capital contributions, purchase of shares of stock, bonds, debentures, notes and any other negotiable instruments or securities, either public or private; and (iii) render services and/or perform duties as representative, commission and consignment agent, render services and/or act as an agent, on its own behalf or on behalf of third parties, always within the scope of the activities allowed under the corporate purpose described in clauses a), b), c), d), e), f), g), and h) above.

SECTION III: CAPITAL STOCK AND SHARES.

ARTICLE 5: The capital stock is fixed at ARS 189,252,782 represented by 189,252,782 common, bookentry shares. Each share has a par value of ARS 1 and is entitled to one vote. The evolution of the capital stock shall be reflected on the Company’s financial statements, as resulting from capital increases recorded in the Business Entity Registry for the City of Buenos Aires (IGJ), in the manner set forth in the legal and regulatory provisions. The capital stock may be increased by resolution at the Ordinary Shareholders’ Meeting, without any limitations or the need to amend the corporate Bylaws.

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ARTICLE 6: The capital stock shall be represented by common, book-entry shares, with a par value of ONE (1) ARGENTINE PESO each and entitled to ONE (1) VOTE per share.

ARTICLE 7: Book-entry shares shall be recorded in accounts opened in the name of the holders thereof in a Registry of Book-entry Shares kept by the Company or a Bank, Securities Depository or any other authorized entity designated by the Company. Such registry shall be kept in compliance with the legal requirements set forth in Section 213 of the Business Entities Law, as applicable. The shareholder capacity shall be presumed on the basis of certificates in accounts opened in the Registry of Book-entry Shares. In all circumstances, the Company shall be responsible before shareholders for any error or irregularities in the accounts. The Company shall provide the shareholders with documentary evidence of the opening of their accounts as well as any movements entered therein. Furthermore, shareholders shall have the right to obtain, at all times, evidence of account balances, at their expense. Interim certificates and documentary evidence of accounts of book-entry shares to be issued by the Company shall contain the certificates required by the legal provisions in force.

ARTICLE 8: Shares are indivisible. Should there be joint ownership of shares, unified representation for the exercise of rights and compliance with obligations shall be required.

ARTICLE 9: By resolution at the Shareholders’ Meeting and in compliance with these Bylaws, the provisions of Business Entities Act No. 19550 and the Capital Markets Act No. 26831, the Company may issue stock options on shares or securities convertible into shares. Powers may be delegated to the Board of Directors of the Company to fix the terms and conditions for the issuance of the options and the rights conferred thereunder, as well as the price of the options and the shares to which option holders are entitled. Publicity and legal requirements set forth by the applicable regulations shall be complied with.

ARTICLE 10: In case of default upon payment of shares, the Company may take any of the actions authorized by Section 193 of Law No. 19550.

ARTICLE 11: The Company has an Employee Equity Plan in place pursuant to the provisions of Law No. 23696 for the benefit of its employees.

ARTICLE 12: The Company shall issue to all its employees under a labor relationship, irrespective of their ranks, Profit Sharing Bonds for Personnel under the terms of Section 230 of Law No. 19550 so as to allocate among the beneficiaries the pro rata share of ONE HALF OF ONE PERCENTAGE POINT (0.5%) of the profits for the fiscal year, after taxes, to which they may be entitled. The share in profits pertaining to the bonds shall be paid to the beneficiaries at the same time dividends should be paid to shareholders. Certificates evidencing Profit Sharing Bonds for Personnel shall be delivered by the Company to the holders thereof; such shall be personal and non-transferable and ownership thereof shall be extinguished upon termination of the labor relationship, regardless of the reasons therefor, without the other bondholders being entitled to any residual preemptive rights. The Company shall issue a numbered paper certificate to each holder, where the number of bonds to which he/she is entitled shall be specified. Such certificate shall represent the necessary document that will allow the bondholder to exercise the rights attached to the bonds. Entries of each payment shall be made in the body of the document. The conditions for the issue of bonds may only be amended at a Special Shareholders’ Meeting called in accordance with the terms set forth in Section 237 and 250 of the Business Entities Law. The share in profits pertaining to bondholders shall be recorded as an expense and shall be due and payable under the same conditions as dividends.

SECTION IV: SHAREHOLDERS’ MEETINGS.

ARTICLE 13: Ordinary and Extraordinary Shareholders’ Meetings shall be called by the Board of Directors or the members of the Supervisory Committee in those cases set forth in the law or whenever any of them should consider it advisable or at the request of shareholders representing at least FIVE PER CENT (5%) of the capital stock. In the latter case, the request shall state the matters to be discussed and the Board of Directors or the members of the Supervisory Committee shall call the Shareholders’ Meeting for it to be held within a maximum term of FORTY (40) days of receipt of the request. Should the Board of Directors or the members of the Supervisory Committee fail to call the Shareholders’ Meeting, it may be called by the controlling or judicial authority. Notices of Shareholders’ Meetings shall be given in accordance with the legal provisions in force and subsequent publications shall be made in the Official Gazette and in ONE (1) leading newspaper in the Argentine Republic. Shareholders’ Meetings may be held without the need to publish legal notices whenever the shareholders representing the aggregate capital stock are present thereat and resolutions are adopted by unanimous vote of shareholders present with voting rights.

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ARTICLE 14: The Annual General Meeting is convened on first call when the shareholders representing the majority of the shares with a right vote are present. The Annual General Meeting is convened on second call regardless of the amount of shares with a right to vote present. In both cases, decisions shall be made upon the absolute majority of present votes possible to be cast. The participation of shareholders in the act, both at Annual General Meetings and Special Shareholders’ Meetings, may be on their own behalf or through proxy, in-person or remotely ensuring free access to the meetings to all shareholders with voice and vote through a communication channel permitting simultaneous sound, images and words transmission, as long as participants can be identified and can continue the debate and intervention in real time. Participants attending through any of the means mentioned above shall be considered present to all effects, including but not limited to determining whether there is quorum or not. The names of the persons participating remotely, their acting capacity, the place they were at and the technical mechanism used shall be recorded in the minutes (as per section 61 of Decree 471/2018 or the regulation amending or replacing it in the future). The Statutory Audit Committee shall record the regularity of the decisions taken during the meeting.

ARTICLE 15: Extraordinary Shareholders’ Meetings on first call are held with the attendance of shareholders representing SIXTY PER CENT (60%) of shares with voting rights. In the case of Extraordinary Shareholders’ Meetings on second call, the attendance of shareholders representing THIRTY PER CENT (30%) of shares with voting rights shall be requested. In both cases, resolutions shall be adopted by the absolute majority of votes present that may be cast in connection with the respective decision. All of the foregoing shall apply, notwithstanding the specific situations considered by Capital Markets Law No. 26831.

ARTICLE 16: So as to attend Shareholders’ Meetings, the shareholders shall submit before the Company certificates of deposit of shares so that the relevant entries in the Shareholders’ Meeting Attendance Book are made, at least THREE (3) business days before the date scheduled for the Shareholders’ Meeting. Shareholders may be present at the Shareholders’ Meeting by proxy, as set forth in Section 239 of Law No. 19550. Shareholders’ Meetings shall be chaired by the Chairman of the Board of Directors or any person representing him; alternatively, by the person appointed by the respective Shareholders’ Meeting. In the event Shareholders’ Meetings are called by the Judge or the controlling authority, they shall be chaired by the officer to be appointed by them.

SECTION V: MANAGEMENT AND MANAGEMENT.

ARTICLE 17: The management and administration of the Company shall be in charge of a Board of Directors formed by eleven (11) Regular Directors and the same or lesser number of Alternate Directors. Directors shall hold office for a term of ONE (1) fiscal year. Directors shall be appointed at the Shareholders’ Meeting. Shareholders shall have the right to select up to one third of directors to fill the vacancies on the Board of Directors via the cumulative voting system set forth in Section 263 of the Business Entities Law, in which case the outcome of the voting process shall be calculated per each candidate, indicating the number of votes cast to each of them.

ARTICLE 18: Regular Directors and Alternate Directors whose terms in office have expired shall hold office until the date their replacements are appointed.

ARTICLE 19: At its first meeting following the Shareholders’ Meeting appointing new Board members, the Board of Directors shall appoint ONE (1) Chairman and ONE (1) Vice Chairman, from among its members.

ARTICLE 20: If the number of vacancies on the Board of Directors is such that Board Meetings cannot be validly held, even in the event all alternate Directors have joined the Board of Directors, the Supervisory Committee shall appoint the replacements, who shall hold office until new Regular Directors are appointed. For such purpose an Ordinary Shareholders’ Meeting shall be called within a term of TEN (10) days following the appointments made by the Supervisory Committee.

ARTICLE 21: As guarantee for their duties, Regular Directors shall deposit with financial entities or securities depositories the amount of AR$ 10,000 (Ten Thousand Argentine Pesos) or the equivalent thereof in bonds, government securities or foreign currency to the order of the Company or via the delivery of bonds or bank guarantees or surety bonds or civil liability insurance policies in favor of the Company. Directors appointed by the Government shall act as independent directors and shall not be obliged to furnish any guarantees in order to take office.

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ARTICLE 22: The Chairman or any person representing him according to the provisions of the Bylaws may call Board Meetings whenever he deems it advisable or at the request of any acting director or the Supervisory Committee. Board Meetings shall be called within a term of FIVE (5) days of receipt of the request for a meeting; otherwise, Board Meetings may be called by any director. Board Meetings may be called in writing and notices shall be sent to the domicile reported by the director to the Company, indicating the date, time and place of the Board Meeting, including the items on the Agenda to be discussed thereat; items not included in the notice of the meeting may be discussed provided all Regular Directors are present and resolutions are adopted by unanimous vote.

ARTICLE 23: The Board of Directors shall hold meetings with the attendance of the absolute majority of its members and resolutions shall be adopted by the vote of the majority of votes present. The Board of Directors may also hold meetings where Directors may be able to communicate with one another using video conferencing systems. Directors personally present as well as those attending the meeting via remote means shall be calculated for quorum purposes. Minutes of Board Meetings shall be drawn up and signed within a term of five (5) days following the date of the meeting by directors and statutory auditors present thereat. The members of the Supervisory Committee shall expressly record in the minutes the names of the directors attending via remote means as well as the regularity of the resolutions adopted during the meeting. The minutes shall reflect the statements made by the directors who are personally present and those who attend the meetings by remote means, as well as the votes cast by them regarding each resolution adopted.

ARTICLE 24: The Vice Chairman shall replace the Chairman in case of resignation, death, disability, disqualification, removal or temporary or definitive absence. In the event of a situation that is expected to become irreversible during the remaining portion of the term of office, a new Chairman shall be appointed within a term of TEN (10) days after the occurrence of the vacancy.

ARTICLE 25: The Vice Chairman’s participation in any administrative, judicial or corporate acts that call for the presence of the Chairman shall imply the absence or impediment of the Chairman and shall be binding upon the Company without the need for any further communication or explanation whatsoever.

ARTICLE 26: The Board of Directors has broad powers and authority to conduct, organize and manage the Company subject to no limitations other than those set forth by the applicable laws.

ARTICLE 27: The remuneration of the members of the Board of Directors shall be fixed at the Shareholders’ Meeting, in compliance with the provisions of Section 261 of Law No. 19550.

ARTICLE 28: The Chairman, the Vice Chairman and the Directors shall be personally and jointly and severally liable for improper performance of their duties. Those who do not participate in the discussion or resolution as well as those who, although being involved in the discussions or resolutions or having become aware thereof, put on record their objections in writing and give notice of such circumstance to the Supervisory Committee, shall be exempt from liability.

SECTION VI: SUPERVISION.

ARTICLE 29: The supervision of the Company shall be performed by a Supervisory Committee formed by THREE (3) Regular Statutory Auditors who shall hold office for a term of ONE (1) fiscal year. THREE (3) Alternate Statutory Auditors shall also be appointed to replace Regular Supervisory Auditors in those cases set forth in Section 291 of Law No. 19550. Regular and Alternate Supervisory Auditors whose terms in office have expired shall hold office until the date their replacements are appointed.

ARTICLE 30: The remunerations of the members of the Supervisory Committee shall be fixed at the Shareholders’ Meeting in compliance with the provisions of Section 261 of Law No. 19550.

ARTICLE 31: The Supervisory Committee shall meet at least ONCE (1) every month. Meetings of the Supervisory Committee may also be called at the request of any of its members, within FIVE (5) days of the request addressed to the Chairman of the Supervisory Committee or the Board of Directors, if applicable. Notice of all meetings shall be sent in writing to the domicile reported by each Statutory Auditor at the time of taking office. Discussions and resolutions of the Supervisory Committee shall be recorded in a Minutes Book and shall be signed by the Statutory Auditors present at the meeting. The Supervisory Committee shall hold meetings and adopt resolutions with the attendance and affirmative vote of at least two of its members, without detriment to the rights to which the dissenting Statutory Auditor is entitled under law. The meeting shall be chaired by one of the Statutory Auditors appointed by majority vote at the first meeting held every year. At that time, a replacement shall also be appointed to fill the vacancy in case of absence. The Chairman of the Supervisory Committee represents the Supervisory Committee before the Board of Directors.

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SECTION VII: FINANCIAL STATEMENTS AND ACCOUNTS.

ARTICLE 32: The fiscal year shall end on December 31, annually. As of such date, the Inventory, the Balance Sheet, the Income Statement, the Statement of Changes in Shareholders’ Equity and the Board of Directors’ Annual Report shall be prepared in compliance with the legal rules, the provisions of the Bylaws and the accounting technical regulations in force.

ARTICLE 33: Liquid and realized profits shall be allocated as follows: a) FIVE PER CENT (5%) until reaching at least TWENTY PER CENT (20%) of the subscribed capital stock to the Statutory Reserve; b) remuneration of members of the Board of Directors, as per the percentages set forth in Section 261 of Law No. 19550 (restated in 1984), which amounts may not be surpassed and remuneration of the members of the Supervisory Committee; c) payment of dividends pertaining to Profit Sharing Bonds for Personnel; d) such optional reserve funds or contingencies the Shareholders’ Meeting may resolve to set up; e) the remaining balance shall be paid as dividends to shareholders.

ARTICLE 34: Dividends shall be paid to shareholders pro rata their respective equity interests, within a term of three (3) months following approval thereof.

ARTICLE 35: Dividends in cash approved at the Shareholders’ Meeting that remain unclaimed shall prescribe and revert to the Company after THREE (3) years counted from the date they are made available. In that case, such shall be allocated to a special reserve, and the intended use thereof shall be decided at the Shareholders’ Meeting.

SECTION VIII: LIQUIDATION OF THE COMPANY.

ARTICLE 36: The liquidation of the Company, regardless of the reason, shall be governed by the provisions set forth in Chapter I, Section XIII, Articles 101-112 of Law No. 19550.

ARTICLE 37: The liquidation of the Company shall be the responsibility of the Board of Directors or the liquidators to be appointed at the Shareholders’ Meeting, under the supervision of the Supervisory Committee.

ARTICLE 38: Once liabilities have been settled, including liquidation expenses, the remaining balance shall be distributed among the shareholders pro rata their respective equity interests.

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